Exhibit 99.1

AgEagle Aerial Systems CEO Issues Letter to Shareholders Highlighting Corporate Actions to Position the Company for Long-Term Value

WICHITA, Kan., October 22, 2024 – AgEagle Aerial Systems Inc. (NYSE: UAVS) a leading provider of best-in-class unmanned aerial systems (UAS), sensors and software solutions for customers worldwide in the commercial and government verticals, today issues a Letter to Stockholders from Company CEO Bill Irby.

Dear Stockholders:

First, I want to extend my appreciation for the trust and confidence you have placed in AgEagle. Upon taking over as CEO from Grant Begley (former interim CEO and current Board Chairman), we have been evolving and advancing AgEagle toward the creation of maximum long-term shareholder value.

To fund our aggressive growth plans, we recently completed a $6.5M capital raise. The market’s reaction was a continued decline in our stock price. It became necessary to plan and execute a 50:1 reverse stock split. Our trading was halted October 4th but has since resumed, and I am truly optimistic regarding the path ahead as I believe that the company is currently under-valued for the following reasons:

AgEagle has made tremendous operational progress.

●	Not only did we win the two largest orders in company history, totaling $5.5M for the French Army and UAE security forces, but we are now fulfilling the final deliveries required under those orders, with follow-on orders pending.

●	We signed a teaming agreement with a large, well-known company for a major European competition.

●	We implemented new KPI’s for regular progress measurement, to enable measured decisions, balancing quality and speed in our production. These KPI’s include measures such as on-time delivery statistics, inventory goals, and quality metrics.

●	We enacted a new sales, inventory, and operations planning (SIOP) process to align cross-department efforts for the best outcomes.

●	We introduced a new Enterprise Resource Planning software tool within our US operations, and created a new e-commerce website (https://store.ageagle.com/).

●	We are currently undergoing an ISO-9001 recertification of our engineering, UAV production and distribution operation (expected completion in Q1 2025).

AgEagle is Executing its new Strategic Plan – Shifting Significantly for Growth

●	We have re-defined our mission – “Reaching beyond to provide unmatched insights that enhance operations, safeguard communities, and optimize productivity.”

●	We are re-dedicating our culture to four main values: innovation, integrity, transparency, and passion. Aligning the entire team, our most valuable resources – people, around these key cultural elements will enable high-performance culture.

●	We are refocusing our markets – moving from 11 vertical markets to 3 vertical markets, namely military, public safety, and agricultural/commercial. This shift demands a focus on precise, real-time data collection enabling ISR collection and terrain analysis/mapping.

●	We are re-shaping our portfolio – the eBee VISION™, our newest drone product, will serves as the core aircraft for new capabilities, capitalizing on its unique combination of range, low observability, and high mobility/portability, providing high value to its users. Additionally, we are evaluating targeted opportunities for mergers & acquisitions.

●	We are demonstrating growth in Defense & Security – not only did we achieve the two largest contracts in company history this year, but we just booked purchase orders for 17 U.S. eBee TAC units in October, further validating our growth strategy in defense & security.

●	Finally, we are initiating a site optimization project to meet our increasing demand, with the first step being the expansion of eBee VISION production, adding a drone production line in the U.S.A. to meet U.S. demand, as we are evaluating our facility size for downsizing in Europe due to under-utilized floor space.

In conclusion, through a combination of our key initiatives, growing demand, and demonstrated progress in our newest market, I believe AgEagle is on the correct path to increase long-term shareholder value. We appreciate your continued support.

Sincerely,

Bill Irby

CEO

About AgEagle Aerial Systems Inc.

Through its three centers of excellence, AgEagle is actively engaged in designing and delivering best-in-class flight hardware, sensors and software that solve important problems for its customers. Founded in 2010, AgEagle was originally formed to pioneer proprietary, professional-grade, fixed-winged drones and aerial imagery-based data collection and analytics solutions for the agriculture industry. Today, AgEagle is a leading provider of full stack UAS, sensors and software solutions for customers worldwide in the energy, construction, agriculture, and government verticals. For additional information, please visit our website at www.ageagle.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on AgEagle’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including risks related to the timing and fulfilment of current and future orders relating to AgEagle’s products, the success of new programs, the ability to implement a new strategic plan and the success of a new strategic plan. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of AgEagle in general, see the risk disclosures in the Annual Report on Form 10-K of AgEagle for the year ended December 31, 2023, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by AgEagle. All such forward-looking statements speak only as of the date they are made, and AgEagle undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise.

AgEagle Aerial Systems Contacts

Investor Relations:

Email: UAVS@ageagle.com

Media:

Email: media@ageagle.com